FOR IMMEDIATE RELEASE
Storm Cat Energy Corporation 1125 17th Street, Suite 2310 Denver, Colorado 80202	Company Contact: J. Scott Zimmerman, President & CEO Paul Wiesner, Chief Financial Officer 87-STORMCAT

STORM CAT ENERGY ANNOUNCES SECOND QUARTER 2006
OPERATIONAL HIGHLIGHTS

Denver, Colorado, July 27, 2006 - Storm Cat Energy Corporation (AMEX:SCU, TSX:SME) today announced operational highlights and acquisition activity for the second quarter 2006.

 Production and Sales Operating Highlights:
-	Average gross daily production was 3,850 thousand cubic feet per day (Mcfd) (2,670 net) as compared to 3,800 Mcfd (2,547 net) for the first quarter of 2006.
-	Gross average monthly operated production increased 3% to 104,307 Mcf from 101,602 Mcf in the first quarter 2006.
-	Net Average monthly operated sales were 77,457 Mcf for the three months ended in June 2006 as compared to 73,789 Mcf for the first three months of 2006.

Summary Operating Highlights by Principal Fields/Areas:

Powder River Basin
The Company continues to be active in the Powder River with 35 wells spudded (23 multi-seam) during the second quarter. For the full year, the Company plans a total of 73 wells in the Powder River. Storm Cat currently has 3 to 4 rigs operating.

On July 19, 2006 the Company had 158 (154 operated and 4 non-operated) producing wells in Campbell County, Wyoming. Accordingly, production for the Powder River is averaging 5,000 Mcfd gross (3,640 net), up from 3,800 Mcfd gross (2,547 net) in first quarter 2006. Twenty-six additional new wells are pending final completion/first production and 3 additional operated wells are shut-in and awaiting potential remediation.

Elk Valley Operations
At the end of the second quarter, the Company had 5 wells on production with total current gas production of approximately 250 Mcfd gross and net which is currently being vented. Current plans are to begin drilling the 2006 Phase-1 program, (which consists of up to six wells) at the end of July or beginning of August. Storm Cat has already secured a rig and is building locations. While preliminary test results are encouraging enough to drill the additional 4-6 wells, Storm Cat has not yet established economic reserves of gas in Elk Valley.

Other Properties
Three well locations were successfully drilled and cased year to date in Moose Mountain, Saskatchewan. Extremely wet weather has prevented completion work, but the expectation is to begin completion operations within the next three weeks. In Alaska the Northern Dancer #1 well was spudded in February and reached a depth of 6,243 in mid-March. The company is currently evaluating well logs for design of it’s completion operations.

Alberta Operations
The Cessford 2-19-26-15W4 well was drilled to total depth and the rig was released in mid-May. The Mid Manville Coal was cored in order to obtain gas content and rank data. The Company is evaluating preliminary reports on gas content and the final gas content numbers will be completed within 60 days

Recent Acquisition Developments:

Powder River Basin
On July 21, 2006 the Company signed a Definitive Purchase and Sale Agreement with Bill Barrett Corporation to acquire approximately 25,200 gross acres (17,000 net acres) in the Powder River Basin coalbed methane (CBM) play in Campbell County, Wyoming for approximately $30.7 million in cash. Storm Cat has 30 days to perform due diligence and 10 days to close the transaction after that time. The transaction is expected to close on or before August 29, 2006. Upon closing, the effective date of the transaction will be July 1, 2006.

The properties are located in and around Storm Cat’s core Powder River operating area which allows the Company to further capitalize on economies of scale and operating efficiencies. The acreage is approximately 81% undeveloped and 90% of the acreage is located on U.S. federal lands.

With this transaction, Storm Cat is acquiring approximately 10.2 billion cubic feet (Bcf) of proved reserves, 9.6 Bcf of probable reserves and 7.8 Bcf of possible reserves. Production from the acquired properties is approximately 6.6 million cubic feet per day (MMcf/d), (approximately 3.0 MMcf/d net), of natural gas from 64 producing CBM wells, 46 of which will be operated by Storm Cat. Pro forma for the acquisition, Storm Cat will have approximately 19.8 Bcf of proved reserves, 13.8 Bcf of probable reserves and 7.9 Bcf of possible reserves as determined by Netherland Sewell & Associates, a Dallas-based, independent reservoir engineering firm. Gross production will be approximately 11.6 MMcf/d (approximately 6.2 MMcf/d net), and acreage will be 39,235 gross (29,250 net) in the Powder River Basin.

Management Comment
J. Scott Zimmerman, President and Chief Executive Officer commented, ”The first six months of 2006 have been an extremely productive period for the Company as we are executing on our business plan. We made significant strides in our acquisition activities as well as substantial progress with our operations. This two-pronged strategy positions the company well for future growth.”

About Storm Cat Energy Corporation

Storm Cat Energy is an independent oil and gas company focused on the pursuit, exploration and development of large unconventional gas reserves from fractured shales, coal beds and tight sand formations. The Company has producing properties in Wyoming's Powder River Basin, exploration and development acreage in Canada, Arkansas and Alaska. The Company's shares trade on the American Stock Exchange under the symbol "SCU" and in Canada on the Toronto Stock Exchange under the symbol "SME."

Forward-Looking Statements
CAUTIONARY STATEMENT: This press release contains certain “forward-looking statements”, as defined in the United States Private Securities Litigation Reform Act of 1995 relating to matters such as the Company’s drilling and other exploration plans and projected well economics. Forward-looking statements are statements that are not historical facts; they are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ”projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Forward-looking statements are based on the beliefs, estimates and opinions of Storm Cat’s management on the date the statements are made; including production and reserve estimates, and potential benefits to Storm Cat of such acquisitions; they involve a number of risks and uncertainties. Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Storm Cat undertakes no obligation to update these forward-looking statements if management’s beliefs, estimates or opinions, or other factors, should change. Factors that could cause future results to differ materially from those anticipated in these forward-looking statements include, but are not limited to receipt of necessary approval from regulatory bodies, the failure to achieve the anticipated benefits of the acquisition, the failure to close the acquisition, the volatility of natural gas prices, the possibility that exploration efforts will not yield economically recoverable quantities of gas, accidents and other risks associated with gas exploration and development operations, the risk that the Company will encounter unanticipated geological factors, the Company’s need for and availability of additional financing, the possibility that the Company may not be able to secure permitting and other governmental clearances necessary to carry out the Company’s exploration and development plans, and the other risk factors discussed in greater detail in the Company’s various filings on SEDAR (www.sedar.com) with Canadian securities regulators and its filings with the U.S. Securities and Exchange Commission, including the Company’s Form 20-F for the fiscal year ended December 31, 2005.

NO STOCK EXCHANGE HAS REVIEWED OR ACCEPTED RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.

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